EXHIBIT 10.21

The Goldman Sachs Group, Inc.
Outside Director __________ RSU Award (Cash-Settled)
This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2025) (the “Plan”), governs your __________ annual grant of RSUs (your “Award”). You should read carefully this entire document (including its Appendix) and the Award Statement (together, the “Award Agreement”), as well as any other documentation presented to you in connection with acceptance of your Award (collectively, “Award Documentation”).
Documents that Govern Your Award; Definitions
1.The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement. The Plan and its prospectus are included with the Award Documentation.
2.Your Award Statement. The accompanying Award Statement contains the number of RSUs awarded to you and some of your Award’s specific terms. For example, it contains the Date of Grant, the Settlement Date and the date on which the RSU Payment Amount will be paid to you (the “Payment Date”).
3.Definitions. Unless otherwise defined herein, including in the Definitions Appendix or any other Appendix, capitalized terms have the meanings provided in the Plan.
Payment of Your RSU Payment Amount
4.Payment. On the Payment Date specified in your Award Statement, the RSU Payment Amount (less applicable withholding) in respect of your Outstanding RSUs will be paid to you. Until such payment, you have only the rights of a general unsecured creditor, and no rights as a Shareholder.
Dividend Equivalent Rights
5.Dividend Equivalent Rights. Each RSU includes a Dividend Equivalent Right equal to any regular cash dividend payment that would have been made in respect of an RSU Share underlying your Outstanding RSUs for any record date that occurs on or after the Date of Grant.
(a)Accelerated Payment
6.Accelerated Payment in the Event of Conflicted Employment or Death. In the event of your Conflicted Employment or death, your Outstanding RSUs will be treated as described in this Paragraph 6, and all other terms of this Award Agreement continue to apply.
(a)You Are Determined to Have Accepted Conflicted Employment.
(i)Generally. To the extent consistent with applicable law, regulation and regulatory guidance, if you accept Conflicted Employment, as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment, the RSU Payment Amount will be paid in respect of your Outstanding RSUs.
(ii)You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement and the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated payment described in Paragraph 6(a)(i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).

(b)Death. If you die, the payment of the RSU Payment Amount with respect to your Outstanding RSUs will be delivered to your Account as soon as practicable after the date of death and receipt of any documentation as may be requested by the Committee or a SIP Administrator.
Other Terms and Conditions of Your Award
7.Additional Terms, Conditions and Consents.
(a)You Must Satisfy Applicable Tax Withholding Requirements. Payment of the RSU Payment Amount is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 4.2 of the Plan, provided that the Committee may determine not to apply the withholding rate described in Section 4.2.2 of the Plan.
(b)You Agree to Certain Consents. By accepting this Award, you are expressly consenting to all of the items listed in Section 4.5.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable.
Non-Transferability
8.Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 4.7 of the Plan will apply to this Award. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition (including through the use of any cash-settled instrument), whether voluntary or involuntary, in violation of the provisions of this Paragraph 8 or Section 4.7 of the Plan will be void.
Governing Law
9.Governing Law. Except as provided in Section 4.13 of the Plan, this Award will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
Certain Tax Provisions
10.Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 10 apply to you only if you are a U.S. taxpayer.
(a)This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, Section 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 10 and the other provisions of this Award Agreement, this Paragraph 10 will govern.
(b)Payment of the RSU Payment Amount in respect of your RSUs will not be delayed beyond the date on which all applicable conditions or restrictions on payment required by this Award Agreement (including those specified in Paragraphs 4, 6 and 7 and the consents and other items specified in Section 4.5 of the Plan) are satisfied, and will occur by December 31 of the calendar year in which the Payment Date occurs unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay payment of the RSU Payment Amount to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.
(c)Notwithstanding Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any payments that the Firm may make in respect of your RSUs will not have the effect of deferring payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the RSU Payment Amount that would otherwise have been payable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).
(d)Notwithstanding the timing provisions of Paragraph 6(b), the Payment of the RSU Payment Amount referred to therein will be made after the date of death and not later than the end of the calendar year following the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
(e)Notwithstanding any provision of Paragraph 5 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Payments will be made to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment will be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the RSU Shares underlying such Outstanding RSUs.
(f)The timing of payment referred to in Paragraph 6(a)(i) will be the earlier of (i) the Payment Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such payment will be made, and any Committee action referred to in Paragraph 6(a)(i) will be taken, only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
(g)Section 4.6 of the Plan will not apply to Awards that are Section 409A Deferred Compensation except to the extent permitted under Section 409A.
(h)Payment of the RSU Payment Amount in respect of any RSUs may be made, if and to the extent elected by the Committee, later than the Payment Date or other date or period specified hereinabove (but, in the case of any Award that constitutes Section 409A Deferred Compensation, only to the extent that the later payment is permitted under Section 409A).
(i)You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the payment.
Amendment, Construction and Regulatory Reporting
11.Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 4.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of payment of the RSU Payment Amount will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

12.Construction, Headings. Unless the context requires otherwise, (a) words denoting any gender include all genders, (b) the singular includes the plural and the plural includes the singular, (c) the word “or” is not exclusive and (d) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
13.Providing Information to the Appropriate Authorities; Protected Communications. In accordance with applicable law, nothing in this Award Agreement or the Plan (including any forfeiture provisions) prevents you from providing information you reasonably believe to be true to the appropriate Governmental Authority, including a regulatory, judicial, administrative, or other governmental entity; reporting possible violations of law or regulation; making other disclosures that are protected under any applicable law or regulation; or filing a charge or participating in any investigation or proceeding conducted by a Governmental Authority. Similarly, nothing in this Award Agreement or the Plan prohibits you from speaking with your own attorney regarding your own legal rights or obligations. In addition, nothing in this Award Agreement or the Plan limits your ability to use the internal and external reporting channels that are available to you, as described in the Firmwide Policy on Escalation, as may be amended from time to time, or any successor policy thereto.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.
THE GOLDMAN SACHS GROUP, INC.

Accepted and Agreed:

By: ____________________________
Print Name:

Definitions Appendix
The following capitalized terms have the definitions set forth in the Plan and are used in this Award Agreement with the following meanings:
1.“Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which Shares, cash or other property in respect of an Award are delivered.
2.“Award Agreement” means the written document or documents by which each Award is evidenced, including any related Award Statement and signature card.
3.“Award Statement” means a written statement that reflects certain Award terms.
4.“Board” means the Board of Directors of GS Inc.
5.“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.
6.“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing Shares.
7.“Committee” means the Compensation Committee unless otherwise determined by the Board; provided, however, that (i) to the extent that the authority of the Compensation Committee to administer the Plan or any Award is granted or delegated to the SIP Committee, “Committee” shall mean the SIP Committee when acting pursuant to such a grant or delegation; and (ii) to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, “Committee” shall mean a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.
8.“Common Stock” means common stock of GS Inc., par value $0.01 per share.
9.“Compensation Committee” means the Compensation Committee of the Board.
10.“Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto), if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award or Restricted Shares would result in an actual or perceived conflict of interest.
11.“Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.
12.“Dividend Equivalent Payment” means a payment in respect of Dividend Equivalent Rights.

13.“Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on Shares underlying an Award.
14.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
15.“Fair Market Value” means, with respect to a Share on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.
16.“Firm” means GS Inc. and its subsidiaries and affiliates.
17.“Governmental Authority” means any Federal, state and local government agency with authority over the applicable matter, including: (a) the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, and the California Civil Rights Department), as well as law enforcement (e.g., the state Attorney General and the U.S. Department of Justice); and (b) any analogue in the Grantee’s jurisdiction.
18.“Grantee” means a person who receives an Award.
19.“GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.
20.“Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the Shares underlying the Award have not been previously delivered or other payments made.
21.“RSU” means a restricted stock unit granted under the Plan, which represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.
22.“RSU Payment Amount” means the Fair Market Value of a Share at the close of trading on the Settlement Date.
23.“RSU Shares” means Shares that underlie an RSU, including (as applicable) Shares at Risk.
24.“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.
25.“Section 409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined under Section 409A.
26.“Settlement Date” means the last trading day prior to the Payment Date; provided that, if the Committee determines that such date is impracticable under the circumstances, the Committee may designate a trading day prior to the Payment Date that is practicable.

27.“Share” means a share of Common Stock granted, delivered or offered (as applicable) pursuant to an Award, including without limitation, a Restricted Share.
28.“Shareholder” means any shareholder of GS Inc.
29.“SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform administrative functions for the Plan as may be delegated or authorized by the Committee.
30.“SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.
31.“Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell Shares (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell Shares).